Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of February 15, 2019 (the “Effective Date”) by and between Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Patrick H. Griffin, MD (the “Executive”). Throughout the remainder of the Agreement, the Company and Executive may be individually referred to as a ‘party” or collectively referred to as “the parties.”

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive, and the Executive desires to accept employment with the Company, upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.Employment. As of February 20, 2019, the Company hereby employs the Executive and the Executive hereby accepts employment as the Chief Medical Officer (“CMO”) of the Company upon the terms and conditions of this Agreement. The Executive shall report to the Chief Executive Officer (“CEO”) of the Company. As of the Effective Date, the parties agree that the Agreement for Consulting Services dated November 27, 2018, between the Parties shall terminate, except that Executive’s obligations under Section 6 thereof shall survive such termination.

2.Duties.

(a)    The Executive shall faithfully perform all duties of the Company related to the position held by the Executive, including but not limited to all duties set forth in this Agreement and all additional duties that are prescribed from time to time by the Board, the CEO and/or the Executive Chairman (“EC”), provided that any inconsistencies between instructions shall be resolved by the CEO, and in all cases such duties shall be consistent with the position of a Chief Medical Officer of a publicly traded company having similar characteristics to the Company. The Executive shall devote substantially all of the Executive’s business time to the performance of the Executive’s duties and responsibilities on behalf of the Company; provided, however, that it is understood that Executive will continue to provide services to Synergy Pharmaceuticals, Inc. Executive, subject to the Executive’s obligations hereunder, shall also be permitted to make personal investments, perform reasonable volunteer services and, with the written prior consent of the Company, serve on outside boards of directors for non-profit or for profit corporations. The Executive shall comply in all material respects with all applicable written Company policies, standards, rules and regulations (the “Company Policies”) and all government laws, rules and regulations applicable to the Company’s business that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

(b)    Executive shall work remotely from his residence in New York, New York, subject to reasonable business travel.

3.Term. The term of this Agreement shall continue until terminated by either party as set forth in Section 5 of this Agreement (the “Term”).

4.Compensation. During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable tax withholdings):

(a)    Base Salary. Executive shall be paid an annual salary in the amount of $375,000 (less applicable tax withholdings), which shall be payable in accordance with the then-current payroll schedule of the Company (the “Base Salary”). The Executive’s Base Salary will be reviewed periodically and may be increased from time to time by the Company at its discretion.
(b)    Target Performance Bonus. Executive shall be eligible to receive a bonus in the amount of $75,000 (less applicable tax withholdings) if the Phase 3 clinical trial for INN-202 progresses with at least one patient being administered a dose of INN-202 (the “Target Event”). Executive will be paid the bonus within thirty (30) days following the occurrence of the Target Event.
(c)    Annual Performance Bonuses. Executive shall be eligible to participate in any bonus or similar incentive plan adopted by the Company as approved by the Board of Directors (“Board”) for executives at Executive’s level, based on a target of 25% to 50% of Executive’s Base Salary. The amount awarded, if any, to the Executive under any bonus or incentive plan shall be in the discretion of the Board or any committee administering such plan. Executive’s bonus, if any, shall be subject to the terms and conditions of any plan or program adopted or approved by the Board and applicable to executives at Executive’s level. Any bonus earned hereunder shall be paid no later than 2-1/2 months after the end of the calendar year in which it is earned. For calendar year 2018, Executive’s bonus shall be prorated to reflect the portion of such year that Executive was actually retained by the Company (including, without limitation, as a consultant). Except as provided in Section 5(c)(ii), Executive must be employed as of December 31 of any calendar year to be eligible for a bonus under this Section 4(c).

(d)    Equity. Executive shall be eligible to participate in any equity compensation plan or similar program adopted by the Company for executives at Executive’s level.  The amount awarded, if any, to the Executive under any such plan shall be in the discretion of the Board and shall be subject to the terms and conditions of any plan or program adopted or approved by the Board, and the applicable award agreement.  On or promptly after the Effective Date, the Company will make an initial grant to Executive of 500,000 options to purchase shares of common stock of the Company, priced at fair market value at the time of grant.  Such grant will be effective when made and shall be subject to terms and conditions to be imposed by the Board under the Company’s plans, programs or applicable award agreement, to include, among other things, vesting on a monthly basis over a four (4) year period conditioned upon continued employment with the Company, with 25% of such grant vesting as of the effective date of such grant.  In addition, on or promptly after the Effective Date, the Company will make an initial grant to Executive of 100,000 restricted stock units (“RSUs”).  Such RSU grant will be effective when made and shall be subject to terms and conditions to be imposed by the Board under its plans, programs or applicable award agreement, to include, among other things, vesting on a monthly basis over a one (1) year period conditioned upon continued employment with the Company, with 25% of such grant vesting as of the effective date of such grant.

(e)    Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(f)    Paid Time Off. The Executive shall be entitled to four weeks of paid time off (“PTO”) to be taken in accordance with the Company’s standard PTO policies.

(g)    Business Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy for senior executives as in effect from time to time. Provided, however, that the Company will make the reimbursement only if the corresponding expense is incurred during the term of this Agreement and the reimbursement is made on or before the last day of the calendar year following the calendar year in which the expense is incurred, the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

(h)    Reimbursement of Attorneys’ Fees. The Company will reimburse Executive for his reasonable attorneys’ fees incurred in connection with this Agreement, up to a maximum amount of Ten Thousand and 00/100 Dollars ($10,000). Such amount will be paid within thirty (30) days of Executive’ submission of acceptable documentation of such fees, but in no event later than May 31, 2019. Executive shall be solely responsible for all taxes, if any, associated with this reimbursement.

5.Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)    Termination by the Executive. The Executive may terminate this Agreement and Executive’s employment by the Company:

(i)    for “Good Reason” (as defined herein). For purposes of this Agreement, “Good Reason” shall mean, the existence, without the consent of the Executive, of any of the following events: (A) the Executive’s duties and responsibilities are substantially reduced or diminished; (B) ) the Executive’s base salary is materially reduced from the level prior to such reduction, except for an across the board reduction in base salary for all executive officers, (C) the Company materially breaches its obligations under this Agreement; or (D) the Executive’s place of employment is relocated outside of the borough of Manhattan in New York, New York. In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason”, the Executive must (X) inform the Company of the existence of the event within 90 days of the initial existence of the event, after which date the Company shall have no less than 30 days to cure the event which otherwise would constitute “Good Reason” hereunder and (Y) the Executive must terminate employment with the Company for such “Good Reason” no later than two years after the initial existence of the event which prompted the Executive’s termination.

(ii)    Other than for Good Reason 30 days after notice to the Company.

(b)    Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or personal representative):
(i)    at any time and for any reason;

(ii)    upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death;

(iii)    if the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that: (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within 180 calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement; or

(iv)    "for cause" (as defined herein). “For cause” shall be determined by the Company and shall mean:

A.    Any material breach of the terms of this Agreement by the Executive or the material and deliberate failure of the Executive to diligently perform the Executive’s duties for the Company; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(A) and a period of ten (10) business days in which to cure such grounds;

B.    The Executive’s unauthorized use of the Company’s tangible or intangible property (excluding incidental use) that results (or would be reasonably likely to result) in material harm to the Company, or Executive’s material breach of the Proprietary Information Agreement (as defined herein) or any other similar written agreement between Executive and the Company regarding confidentiality, intellectual property rights, non-competition or non-solicitation; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(B) and a period of ten (10) business days in which to cure such grounds;

C.    Any material failure to comply with applicable material Company Policies, government laws, rules and regulations applicable to the Company’s business and/or directives of the Board consistent with Executive’s position; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(C) and a period of ten (10) business days in which to cure such grounds;

D.    The Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol, in any case, in any manner that materially interferes with the performance of the Executive’s duties under this Agreement; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(D) and a period of ten (10) business days in which to cure such grounds;

E.    Any action taken by the Executive in bad faith which is materially detrimental to the interest and well-being of the Company, including, without limitation, material harm to its reputation; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(E) and a period of ten (10) business days in which to cure such grounds; or

F.    The Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(F) and a period of ten (10) business days in which to cure such grounds.

(c)    Obligations of the Company Upon Termination.

(i)    Upon the termination of this Agreement: (A) by the Executive pursuant to paragraph 5(a)(ii); or (B) by the Company pursuant to paragraph 5(b)(ii), (iii), or (iv) the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination, including any earned but unpaid bonus under Section 4(b), all of which shall be paid on or before the Company’s next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable (provided that in the case of a termination by the Company pursuant to paragraph 5(b)(ii) or (iii), Executive (or his estate, as applicable) shall be entitled to receive payment of any bonus earned in the year prior to the year of termination but that is unpaid as of the termination date, to be paid at the same time such bonus would have been paid if no such termination had occurred (the “Earned But Unpaid Bonus”)).

(ii)    Upon termination of this Agreement: (A) by the Executive pursuant to paragraph 5(a)(i); or (B) by the Company pursuant to paragraph 5(b)(i) and provided that the Executive first executes and does not revoke a release agreement in the form attached hereto as Exhibit A within the time period then-specified by the Company but in any event no later than sixty (60) days after the date of termination (the “Release”): (1) the Company shall pay the Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary (less all applicable tax withholdings) payable in installments during the one year period immediately following the termination date in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release (with the first payment to include a catchup for any amounts that would have been paid had the Release been effective on the termination date); (2) conditioned on Executive’s proper and timely election to continue the Company’s health insurance benefits under COBRA, or under applicable state law, reimbursement of the additional costs incurred by Executive for continuing such benefits at the same level in which Executive participated prior to the date Executive’s employment terminated for the shorter of (a) twelve (12) months from the date of termination or (b) until the Executive obtains reasonably comparable coverage, with such reimbursements to begin at the same time as severance pay set forth in Section 5(c)(ii)(A); (3) the Earned But Unpaid Bonus (if any), to be paid at the same time such bonus would have been paid if no such termination had occurred; (4) all stock options, restricted stock unit and other stock-based awards granted to Executive that were scheduled to vest during the 12 month period immediately following Executive’s termination of employment shall become immediately vested and exercisable (if applicable) and with respect to restricted stock units and similar awards, including the RSUs described in Section 4(d) herein, shall be settled within 30 days after the termination date; and (5) Executive shall be entitled to receive his annual bonus for the year of termination as determined by the Board, pro-rated based on the number of days that Executive was employed by the Company during the year in which such termination of employment occurred (to be paid at the same time such bonus would have been paid if no such termination had occurred).

(d)    Resignation as Officer and Director. Upon termination of this Agreement and the Executive’s employment hereunder for any reason by either party, the Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company at such time including without limitation Board membership and/or positions as an officer of the Company.

6. Proprietary Information Agreement. The terms of the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement by and between the Company and the Executive, entered into simultaneously herewith (the “Proprietary Information Agreement”) and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation between the Company and the Executive, are hereby incorporated by reference and are a material part of this Agreement.

7.Representations and Warranties.

(a)    The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b)    The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

8.Indemnification. The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Proprietary Information Agreement. Executive will be entitled to indemnification under the Company’s Directors and Officers insurance policy during his employment with the Company and for the six year period thereafter on terms no less favorable than any other officer of the Company.

9.Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company President with receipt acknowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed

If to the Company,

Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
Attn: Kendyle Woodard
Email: kwoodard@innovatebiopharma.com

If to Executive:

Patrick H. Griffin, M.D.
143 Bennett Ave, #55
New York, NY 10040

Email: pgriff44wild@gmail.com

10.Effect. This Agreement may be assigned by the Company to its successors in interests. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and Executive’s personal representatives.

11.Entire Agreement. This Agreement and the Proprietary Information Agreement and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation constitute the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties with respect to the same.

12.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

13.Amendment and Waiver. A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement. No provision of this Agreement may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

14.Section 409A Matters. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”). To the extent that there is any ambiguity as to whether this Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. Without limiting the generality of the above:

(a)    For clarity, the severance benefits specified in this Agreement (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A. The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

(b)    To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Executive’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

(c)    To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish the Executive’s entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which the Executive’s employment terminated unless another time period is applicable. To the extent required by Section 409A, any portion of the severance benefits payable to Executive under Section 5(c)(ii) that are contingent on the Executive’s execution and non-revocation of the Release and that could be paid in the calendar year in which Executive terminates employment or in the immediately following calendar year, depending on when the Release becomes effective shall be paid on the first payroll date in such immediately following calendar year or such later date required by Section 5(c)(ii) (with all remaining payments of such severance benefits to be paid as if no such delay had occurred).

(d)    If the Executive is a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of Employee’s “separation from service” as defined in Section 409A, or (ii) the date of Employee’s death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.

(e)    The Company makes no representation that this Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying.

15.Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

16.Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the state or federal courts located in Wake County, North Carolina. Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

17.Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

18.Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

INNOVATE BIOPHARMACEUTICALS, INC.

By: /s/ Sandeep Laumas_________________
Sandeep Laumas, MD
Executive Chairman

By: /s/ Christopher Prior________________
Christopher Prior
Chief Executive Officer

PATRICK H. GRIFFIN, M.D.

/s/ Patrick H. Griffin____________________

Exhibit A to Employment Agreement

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Patrick H. Griffin, MD (the “Executive”). Throughout the remainder of the Agreement, the Company and Executive may be individually referred to as a ‘party” or collectively referred to as “the parties.”

Executive was employed as Chief Medical Officer of the Company pursuant to an employment agreement between the parties dated February 15, 2019 (the “Employment Agreement”). Executive is also a party to a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company, dated February 15, 2019 (the “Proprietary Information Agreement”).

Executive’s employment terminated [without cause] [for Good Reason] as of _____________. The parties wish to provide for the payment of severance benefits to Executive under his Employment Agreement as set forth in this Agreement.

Executive represents that he has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.
NOW THEREFORE, in consideration of the above and the mutual promises set forth below, Executive and the Company agree as follows:
1.SEPARATION. Executive’s employment with the Company [will terminate] [terminated] as of [Date___] (the “Separation Date”). Pursuant to Section 5(d) of the Employment Agreement, as of the Separation Date, Executive no longer held any officer positions with the Company. Executive will be paid all accrued unused vacation on the first regularly scheduled payroll date which occurs at least 5 days after the Separation Date. Executive shall be paid his base salary and participate in regular benefits through the Separation Date[, and shall be paid for any earned but unpaid bonus under Section 4(b) of the Employment Agreement on the [first] [___] regular payroll date following the Separation Date]. Promptly after the Separation Date, Executive shall be reimbursed for all unreimbursed business expenses incurred by Executive while employed or engaged by the Company, such reimbursements to be provided in accordance with the Company’s expense reimbursement policy. The payments and benefits described in this Section 1 are collectively referred to in this Agreement as the “Accrued Benefits.”

2.SEPARATION BENEFITS. In consideration of the release of claims and other promises contained herein and on the condition that Executive fully complies with his obligations under this Agreement and the Proprietary Information Agreement, the Company will provide Executive with the following benefits as provided in Section 5(c) provided that this Agreement has become effective under Section 8 herein:

(a)    Severance Pay. The Company shall pay to Executive ___________________Dollars ($_________) (less applicable withholdings), payable in equal installments over a twelve (12) month period in accordance with the Company’s current payroll schedule commencing on the Company’s first regularly scheduled pay date following the Effective Date of this Agreement pursuant to Section 8, subject to Section 15(c), provided that the first such installment shall include a catchup for any amounts that would have been paid had this Agreement been effective as of the Separation Date.

(b)    Benefits. Conditioned on Executive’s eligibility for, and Executive’s proper and timely election to continue health insurance benefits under COBRA after the Separation Date, reimbursement of the additional costs actually incurred by Executive for continuing such benefits at the same level in which Executive participated prior to the Separation Date for the shorter of (i) twelve (12) months following the Separation Date or (ii) until Executive obtains reasonably comparable coverage, with such reimbursements to commence on the first regular payroll date following the Effective Date of this Agreement pursuant to Section 8, subject to Section 15(c). Such reimbursements are subject to Executive providing appropriate proof of the costs for such premiums.

(c)    Earned But Unpaid Bonus for Prior Calendar Year. Executive shall be paid the amount of $_____ (less applicable withholdings), as his earned but unpaid bonus for the preceding calendar year, to be paid in lump sum on or before ________, subject to Section 15(c) of this Agreement.

(d)    Equity Awards. All unvested stock options, restricted stock unit and other stock-based awards granted to Executive that were scheduled to vest during the 12 month period immediately following the Separation Date shall become immediately vested and exercisable (if applicable) and with respect to restricted stock units and similar awards, including the RSUs described in Section 4(d) of the Employment Agreement, shall be settled within 30 days after the Separation Date.

(e)    Bonus for Current Calendar Year. Executive shall be entitled to receive his annual bonus for the ____ calendar year, to be determined by the Board, and pro-rated based on the number of days that Executive was employed by the Company during such calendar year, to be paid in lump sum (less applicable withholdings) when such bonus would have been paid if no such termination had occurred, but in no event after March 15, ____ subject to Section 15(c) of this Agreement.

Following the Separation Date, Executive shall not be entitled to be an active participant in any medical, dental, vision, life, disability, accidental death and dismemberment insurance benefits, or any other employee benefit plans of the Company, and shall not be an active participant in the Company’s 401(k) Plan (the “401(k) Plan”). For the avoidance of doubt, Executive will not be eligible to contribute to his 401(k) plan from any payments received under this Agreement after the Separation Date, except for his regular salary paid through the Separation Date. Nothing in this Agreement, however, shall be deemed to limit Executive’s continuation coverage rights under COBRA or Executive’s vested rights, if any, under the 401(k) Plan or any other Company plan, and the terms of those plans shall govern.

2

3.PROPRIETARY INFORMATION AGREEMENT. Executive is subject to the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, dated February __, 2019 (the “Proprietary Information Agreement”). Executive acknowledges and agrees that Executive will continue to be bound by and subject to the Proprietary Information Agreement, in accordance with its terms, and that he will forfeit all benefits under this Agreement should Executive breach such Proprietary Information Agreement

4.COOPERATION. Executive agrees that, for a period of three (3) years following the Separation Date, he will reasonably assist and reasonably cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, in all cases, only to the extent such claims, investigations or proceedings are relating to services performed or required to be performed by Executive for the Company, pertinent knowledge possessed by Executive, or any act or omission by Executive. The Company shall provide reasonable compensation to Executive for his time and reimburse Executive for reasonable expenses incurred in connection with such cooperation. Executive’s requirement to cooperate under this Section 4 shall not apply to any claims, actions or proceedings brought by the Company against Executive or by Executive against the Company. Notwithstanding anything contained in this Section 4 to the contrary, Executive’s cooperation under this Section 4 shall be at mutually agreeable times and locations and shall not interfere with Executive’s duties and responsibilities to a subsequent employer or business venture.

5.RELEASE. In consideration of the benefits conferred by this AGREEMENT, EXECUTIVE (ON BEHALF OF HIMSELF AND HIS FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES), RELEASES THE COMPANY AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EXECUTIVES, OWNERS, INVESTORS, STOCKHOLDERS, ADMINISTRATORS, BUSINESS UNITS, BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (COLLECTIVELY, “RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS, KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, OR HIS SEPARATION THEREFROM, arising before the execution of this Agreement by Executive, including but not limited to claims: (i) for discrimination, harassment or retaliation arising under any federal, state or local laws, or the equivalent applicable laws of a foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended (FMLA), and/or harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws, or the applicable laws of any foreign

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country; (iii) under federal, state or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory and common law; (iv) under the Employment Agreement, or any other employment agreement, severance plan or other benefit plan; and (v) for attorneys’ fees. Executive specifically waives his right to bring or participate in any class or collective action against the Company. Provided, however, that this release does not apply to claims by Executive (and Executive is not releasing any person or entity from claims relating to): (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits (including under the Company’s 401(k) plan) or with respect to any equity or equity-based award granted to Executive; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights that cannot lawfully be released by a private settlement agreement; (ee) to enforce, or for a breach of, this Agreement; (ff) for any payments or benefits owed to Executive under the terms of this Agreement; or (gg) for indemnification under the Employment Agreement, under the Company’s bylaws or other governing documents, under any directors and officers insurance policy, under applicable law or otherwise (clauses (aa) through (gg), collectively, the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims (other than Reserved Claims) which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims.

6.COVENANT NOT TO SUE. In consideration of the benefits offered to Executive, Executive will not sue Releasees on any of the released claims or on any matters relating to his employment arising before the execution of this Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, the Reserved Claims, or where otherwise prohibited by law. If Executive does not abide by this paragraph, then (i) he will return all monies received under this Agreement (other than the Accrued Benefits) and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder (other than for payment of the Accrued Benefits).

6.RIGHT TO REVIEW. The Company delivered this Agreement, containing the release language set forth in Sections 5 and 6, to Executive on __________________ (the “Notification Date”), and hereby informs Executive that it desires that he have adequate time and opportunity to review and understand the consequences of entering into it. The Company advises Executive as follows: (a) Executive should consult with his attorney prior to executing this Agreement; and (b) Executive has 21 days from the Notification Date within which to consider it. Executive must return an executed copy of this Agreement to the Company on or before the 22nd day following the Notification Date. Executive acknowledges and understands that he is not required to use the entire 21-day review period and may execute and return this Agreement at any time before the 22nd day following the Notification Date. If, however, Executive does not execute and return an executed copy of this Agreement on or before the 22nd day following the Notification Date, this Agreement shall become null and void. This executed Agreement shall be returned to: ____________________________________________

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___________________________________________________________________.

7.REVOCATION. Executive may revoke the Agreement during the seven (7) day period immediately following his execution of it. This Agreement will not become effective or enforceable until the revocation period has expired (the “Effective Date”). To revoke this Agreement, a written notice of revocation must be delivered to: _________________________
___________________________________________.

8.AGENCY CHARGES/INVESTIGATIONS. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.) (each, a “Government Agency”), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. Executive further understands that this Agreement does not limit Executive’s or the Company’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law violation, or other violation of law, without notice to the Company. Nothing in this Agreement or any other agreement limits Executive’s right to receive an award for information provided to any Government Agency/SEC staff.

9.NONDISPARAGEMENT. Executive agrees that he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company, or any of its employees or officers or suppliers. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process, or as permitted by Section 9 of this Agreement. The Company agrees that none of the members of the Board of Directors or the current officers of the Company will make statements about Executive that are disparaging, defaming or derogatory; provided, however, that nothing in this Section 10 will prevent the Company or Executive from providing information requested by subpoena, court order, regulation, law, in response to a request from a government agency, or in response to a request from an insurance company, investor or other business. Additionally, nothing in this Section 10 shall prohibit truthful statements made to defend or prosecute any legal claim.

10.DISCLAIMER OF LIABILITY. Nothing in this Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on its part.

11.GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law, including but not limited to the ADEA and the OWBPA (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North

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Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

12.ENTIRE AGREEMENT. Except as expressly provided herein, or in the Proprietary Information Agreement, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

13.SEVERABILITY; SEPARATE AND INDEPENDENT COVENANTS. If any portion, provision, or part of this Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts.

14.SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)    Parties’ Intent. The parties intend that all payments or benefits hereunder shall either qualify for an exemption from or comply with the applicable rules governing non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A, provided that the Company acted in good faith and in a prudent manner to comply with Section 409A. Sections 14(c) and 14(d) of the Employment Agreement are incorporated herein by reference.

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(b)    Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)    Delayed Distribution to Specified Employees. Section 14(d) of the Employment Agreement is hereby incorporated herein by reference (the “Severance Benefits” shall mean the payments and benefits set forth in Section 2 of this Agreement).

(d)    Installment Payments. All payments made under this Agreement shall be deemed to be a series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

16.OTHER TAXES. Executive shall have sole responsibility for the payment of any and all income taxes and/or excise taxes arising from or due on account of any payment made or benefit provided by the Company under this Agreement.

17.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing any such counterpart.

18.WAIVER OF BREACH. A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.

(Signature Page Follows)

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(Signature page to Separation and General Release Agreement)

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year written below.

INNOVATE BIOPHARMACEUTICALS, INC.

By:

Name: _______________________________

Title:

Date:

PATRICK H. GRIFFIN, M.D.

By:

Date:

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